                                                                    EXHIBIT 99.3


                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF JULY 10, 1994

                                  BY AND AMONG

                             MCKESSON CORPORATION,

                             ELI LILLY AND COMPANY

                                      AND

                          ECO ACQUISITION CORPORATION
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                               TABLE OF CONTENTS

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 ARTICLE I THE OFFER......................................................   1
    Section 1.1.  The Offer..............................................    1
    Section 1.2.  Company Actions........................................    2
    Section 1.3.  Stockholder Lists......................................    3
    Section 1.4.  Composition of the Board of Directors..................    3
 ARTICLE II THE MERGER....................................................   3
    Section 2.1.  The Merger.............................................    3
    Section 2.2.  Effective Time.........................................    3
    Section 2.3.  Effects of the Merger..................................    3
    Section 2.4.  Certificate of Incorporation and By-Laws...............    3
    Section 2.5.  Directors..............................................    3
    Section 2.6.  Officers...............................................    4
    Section 2.7.  Conversion of Shares...................................    4
    Section 2.8.  Convertible Securities.................................    4
    Section 2.9.  Conversion of the Purchaser's Common Stock.............    5
    Section 2.10. Stock Options and Stock Awards.........................    5
    Section 2.11. Stockholders' Meeting..................................    6
    Section 2.12. Filing of Certificate of Merger........................    7
    Section 2.13. Spinco Cash Payment....................................    7
 ARTICLE III DISSENTING SHARES; EXCHANGE OF SHARES........................   7
    Section 3.1.  Dissenting Shares......................................    7
    Section 3.2.  Exchange of Shares.....................................    8
 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................   8
    Section 4.1.  Organization...........................................    8
    Section 4.2.  Capitalization.........................................    9
    Section 4.3.  Authority Relative to this Agreement...................    9
    Section 4.4.  Consents and Approvals; No Violations..................   10
    Section 4.5.  Absence of Certain Changes.............................   11
    Section 4.6.  No Undisclosed Liabilities.............................   11
    Section 4.7.  Reports................................................   11
    Section 4.8.  Schedule 14D-9; Offer Documents; Form 10; Information
                   Statement.............................................   12
    Section 4.9.  No Default.............................................   12
    Section 4.10. Litigation; Compliance with Law........................   12
    Section 4.11. Employee Benefit Plans; ERISA..........................   13
    Section 4.12. Assets; Title to Real Property.........................   14
    Section 4.13. Intellectual Property..................................   15
    Section 4.14. Computer Software......................................   15
    Section 4.15. Certain Contracts and Arrangements.....................   15
    Section 4.16. Taxes..................................................   15
    Section 4.17. Certain Fees...........................................   16
    Section 4.18. No Additional Approvals Necessary......................   16
 ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND
            THE PURCHASER.................................................  16
    Section 5.1.  Organization...........................................   16
    Section 5.2.  Authority Relative to this Agreement...................   16
    Section 5.3.  Consents and Approvals; No Violations..................   17
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    Section 5.4.  Schedule 14D-9; Offer Documents; Proxy Statement; Form
                   10;
                   Information Statement.................................   17
    Section 5.5.  Sufficient Funds.......................................   17
    Section 5.6.  Beneficial Ownership of Shares.........................   18
 ARTICLE VI COVENANTS..................................................... 18
    Section 6.1.  Conduct of Business of the Company.....................   18
    Section 6.2.  Acquisition Proposals..................................   19
    Section 6.3.  Access to Information..................................   21
    Section 6.4.  Best Efforts...........................................   21
    Section 6.5.  Consents...............................................   21
    Section 6.6.  HSR Filings............................................   21
    Section 6.7.  Public Announcements...................................   23
    Section 6.8.  Employee Agreements....................................   23
    Section 6.9.  Employee Benefits......................................   23
    Section 6.10. Ancillary Agreements; Spin-Off.........................   24
    Section 6.11. Retained Business Financial Statements.................   24
    Section 6.12. Pre-Closing Consultation...............................   25
 ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER.....................  25
    Section 7.1.  Conditions to Each Party's Obligation to Effect the
                   Merger................................................   25
    Section 7.2.  Conditions to the Obligation of the Company to Effect
                   the Merger............................................   25
    Section 7.3.  Conditions to Obligations of Parent and the Purchaser
                   to Effect the Merger..................................   25
    Section 7.4.  Exception..............................................   26
 ARTICLE VIII TERMINATION; AMENDMENT; WAIVER..............................  26
    Section 8.1.  Termination............................................   26
    Section 8.2.  Effect of Termination..................................   26
    Section 8.3.  Fees and Expenses......................................   27
    Section 8.4.  Amendment..............................................   28
    Section 8.5.  Extension; Waiver......................................   28
 ARTICLE IX MISCELLANEOUS.................................................  29
    Section 9.1.  Survival...............................................   29
    Section 9.2.  Entire Agreement.......................................   29
    Section 9.3.  Governing Law..........................................   29
    Section 9.4.  Notices................................................   29
    Section 9.5.  Successors and Assigns; No Third Party Beneficiaries...   30
    Section 9.6.  Counterparts...........................................   30
    Section 9.7.  Interpretation.........................................   30
    Section 9.8.  Schedules..............................................   30
    Section 9.9.  Legal Enforceability...................................   30
    Section 9.10. Specific Performance...................................   30
    Section 9.11. Brokerage Fees and Commissions.........................   30
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
 Exhibit A Form of Tax Sharing Agreement--omitted
 Exhibit B Form of HDS Services Agreement--omitted
 Exhibit C Form of McKesson Services Agreement--omitted
 Exhibit D Form of Memorandum of Understanding--omitted
 Exhibit E Form of Non-Competition Agreement--omitted
 Exhibit F Conditions of the Offer.........................................  F-1
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                                       ii

                          AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of July 10, 1994, among McKesson Corporation, a Delaware corporation (the "Company"), Eli Lilly and Company, an Indiana corporation ("Parent"), and ECO Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (the "Purchaser").

  WHEREAS, the Boards of Directors of the Company, Parent and the Purchaser deem it advisable and in the best interests of their respective stockholders that Parent acquire certain businesses of the Company pursuant to the terms and conditions set forth in this Agreement;

  WHEREAS, as provided herein, and in the Distribution Agreement (as defined below), the Company will transfer certain businesses to SP Ventures, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Spinco"), and distribute to the Company's stockholders (the "Spin-Off") all of the issued and outstanding shares of common stock, par value $.01 per share, of Spinco; and

  WHEREAS, as set forth in Section 6.10 hereof, as a condition to and in consideration of the transactions contemplated hereby, the Company, Spinco and certain other parties are entering or will enter into (a) a Reorganization and Distribution Agreement dated as of the date hereof (the "Distribution Agreement"), (b) a Tax Sharing Agreement in the form attached hereto as Exhibit A (the "Tax Sharing Agreement"), and (c) a HDS Services Agreement, among Parent, PCS Health Systems, Inc., a Delaware corporation ("PCS"), and Healthcare Delivery Systems, Inc., a Delaware corporation ("HDS"), in the form attached hereto as Exhibit B, a McKesson Services Agreement, between PCS and Spinco, in the form attached hereto as Exhibit C, a Memorandum of Understanding between Parent and Spinco, in the form attached hereto as Exhibit D (the "Memorandum of Understanding"), and a Non-Competition Agreement between Parent and Spinco, in the form attached hereto as Exhibit E (the agreements referred to in this paragraph (c), hereafter collectively referred to as the "Additional Agreements" and, together with the Distribution Agreement and the Tax Sharing Agreement, hereafter collectively referred to as the "Ancillary Agreements");

  NOW, THEREFORE, in consideration of the foregoing and the Ancillary Agreements and the respective representations, warranties, covenants and agreements set forth herein and therein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE OFFER

  Section 1.1. The Offer. (a) Subject to this Agreement not having been terminated in accordance with the provisions of Section 8.1 hereof, the Purchaser shall, and Parent shall cause Purchaser to, as promptly as practicable, but in no event later than five business days from the date of the public announcement of the terms of this Agreement, commence an offer to purchase for cash (the "Offer") any and all of the Company's outstanding shares of common stock, par value $2.00 per share (the "Shares"), and all preferred stock purchase rights associated therewith, subject to the conditions set forth in Exhibit F attached hereto, at a price of not less than $76.00 per Share, net to the seller in cash. The Purchaser shall, and Parent shall cause the Purchaser to, (i) subject only to the conditions set forth in Exhibit F hereto, accept for payment and pay for all Shares tendered pursuant to the terms of the Offer as promptly as practicable following the record date (the "Record Date") of the Spin-Off, and (ii) subject only to the conditions set forth in paragraphs (ii)(a) through (g) of Exhibit F hereto, extend the period of time the Offer is open until the first business day following the Record Date. Subject to the provisions set forth herein and in Article III of the Distribution Agreement, including, without limitation, Section 3.2 thereof, the Company's Board of Directors shall establish such Record Date and the Distribution Date (as defined in the Distribution Agreement) at the earliest reasonably practicable dates. Parent will not, nor will it permit any of its affiliates to, tender into the Offer any Shares beneficially owned by it, nor, subject to the preceding sentence of this Section 1.1, will Parent

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or Purchaser extend the expiration date of the Offer beyond the twentieth business day following commencement thereof without the prior written consent of the Company unless one or more of the conditions set forth in Exhibit F hereto shall not be satisfied or unless Parent reasonably determines, with the prior approval of the Company (such approval not to be unreasonably withheld or delayed) that such extension is necessary to comply with any legal or regulatory requirements relating to the Offer. The Purchaser expressly reserves the right to amend the terms or conditions of the Offer, provided that no amendment may be made which changes the form of consideration to be paid or decreases the price per Share or the number of Shares sought in the Offer or which imposes conditions to the Offer in addition to those set forth in Exhibit F hereto or broadens the scope of such conditions, and no other amendment may be made in the terms or conditions of the Offer which is adverse to the holders of Shares. The Company agrees that no Shares held by the Company or any subsidiary of the Company will be tendered pursuant to the Offer. Notwithstanding anything to the contrary contained in this Agreement, Parent and the Purchaser shall not be required to commence the Offer in any foreign country where the commencement of the Offer, in Parent's reasonable opinion, would violate the applicable law of such jurisdiction.

  (b) On the date of the commencement of the Offer, the Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain an offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, the "Offer Documents"). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to the filing of such Offer Documents with the SEC. The Purchaser agrees to provide the Company and its counsel in writing with any comments the Purchaser and its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof.

  Section 1.2. Company Actions. (a) The Company hereby consents to the Offer and represents that its Board of Directors (at a meeting duly called and held) has unanimously (i) determined as of the date hereof that the Offer, the Merger (as hereafter defined) and the Spin-Off are fair to the stockholders of the Company and are in the best interests of the stockholders of the Company and
(ii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement by the stockholders of the Company. The Company further represents that Morgan Stanley & Co. Incorporated has delivered to the Board of Directors of the Company its opinion that, taken together, the Spin-Off and the consideration to be received by the holders of Shares in the Offer and the Merger are fair from a financial point of view to such holders. The Company hereby agrees to file a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") containing such recommendations with the SEC (and the information required by Section 14(f) of the Exchange Act if Parent shall have furnished such information to the Company in a timely manner) and to mail such
Schedule 14D-9 to the stockholders of the Company no later than 10 business days following the commencement of the Offer. The Company agrees to provide Parent and its counsel in writing with any comments the Company may receive from the SEC or its staff with respect to such Schedule 14D-9 promptly after receipt thereof.

  (b) The Company will, within ten days following announcement of the Offer, amend the Rights Agreement, dated as of May 7, 1986 (the "Rights Agreement"), between the Company and Shareholder Services Trust Company (presently First Chicago Trust Company of New York), as amended and restated, as necessary (i) to prevent this Agreement or the consummation of any of the transactions contemplated hereby or by the Distribution Agreement, including without limitation, the publication or other announcement of the Offer and the consummation of the Offer and the Merger, from resulting in the distribution of separate rights certificates or the occurrence of a Distribution Date (as defined therein) or being deemed to be a Triggering Event (as defined therein) or a Section 13 Event (as defined therein) and (ii) to provide that neither Parent nor the Purchaser shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) or be declared an Adverse Person (as defined in the Rights Agreement) by reason of the transactions expressly provided for in this Agreement.


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

  Section 1.3. Stockholder Lists. In connection with the Offer, the Company will promptly furnish the Purchaser with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish the Purchaser with such information and assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.

  Section 1.4. Composition of the Board of Directors. In the event that the Purchaser acquires at least a majority of the Shares outstanding on a fully diluted basis pursuant to the Offer, Parent shall be entitled to designate for appointment or election to the Company's Board of Directors, upon written notice to the Company, such number of persons so that the designees of the Parent constitute a majority of the Company's Board of Directors. Prior to consummation of the Offer, the Board of Directors of the Company will either adopt an amendment to the Company's By-Laws to provide in effect that upon the request of Parent following the acquisition by the Purchaser of a majority of the Shares outstanding on a fully diluted basis pursuant to the Offer, the number of members of the Company's Board of Directors shall be increased to the extent necessary to provide the persons designated by Parent pursuant to this
Section 1.4 with a majority of the positions on the Board of Directors, or will obtain the resignation of such number of directors as is necessary to enable such number of Parent designees to be so elected. In connection therewith, the Company will mail to the stockholders of the Company the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder unless such information has previously been provided to such stockholders in the Schedule 14D-9. Parent and the Purchaser will provide to the Company in writing, and be solely responsible for, any information with respect to such companies and their nominees, officers, directors and affiliates required by such Section and Rule. Notwithstanding the provisions of this Section 1.4, the parties hereto shall use their respective best efforts to ensure that at least three of the members of the Company's Board of Directors shall, at all times prior to the Effective Time (as defined in Section 2.2 hereof) be, Continuing Directors (as defined in Section 8.4 hereof).

                                   ARTICLE II

                                   THE MERGER

  Section 2.1. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Purchaser shall be merged (the "Merger") with and into the Company as soon as practicable following the satisfaction or waiver of the conditions set forth in
Article VII hereof or on such other date as the parties hereto may agree (such agreement to require the approval of a majority of the Continuing Directors if at the time there shall be any Continuing Directors). Following the Merger the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of the Purchaser shall cease.

  Section 2.2. Effective Time. The Merger shall be consummated by filing with the Delaware Secretary of State a certificate of merger or, if applicable, a certificate of ownership and merger, executed in accordance with the relevant provisions of the DGCL (the time the Merger becomes effective being the "Effective Time").

  Section 2.3. Effects of the Merger. The Merger shall have the effects set forth in the DGCL. As of the Effective Time the Company shall be a wholly-owned subsidiary of Parent.

  Section 2.4. Certificate of Incorporation and By-Laws. The Certificate of Incorporation and By-Laws of the Purchaser as in effect at the Effective Time shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation, provided that Article First of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows:
"FIRST: The name of the Corporation is PCS Holding Corporation."

  Section 2.5. Directors. The directors of the Purchaser at the Effective Time shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

  Section 2.6. Officers. The officers of the Purchaser at the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

  Section 2.7. Conversion of Shares. (a) At the Effective Time:

    (i) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by Parent or any subsidiary of Parent, Shares held in the treasury of the Company or held by any subsidiary of the Company (other than a Retained Subsidiary), and other than Dissenting Shares (as hereafter defined)), including, without limitation, shares of restricted stock issued to employees and former employees of the Company and its subsidiaries (such restricted stock held by employees who, in connection with the Spin-Off, become employees of Spinco shall remain outstanding until converted pursuant to this Section 2.7), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $76.00 in cash, or any higher price paid per Share in the Offer (the "Merger Price"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share (except as provided in Section 2.10(c) hereof).

    (ii) Each Share held in the treasury of the Company or held by any subsidiary of the Company (other than a Retained Subsidiary) and each Share held by Parent or any subsidiary of Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and cease to exist.

  (b) Each Share held by any Retained Subsidiary shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for a number of fully paid and nonassessable shares of common stock of the Surviving Corporation equal to the same percentage of the total number of issued and outstanding shares of Surviving Corporation common stock immediately following the Effective Time as the Shares owned by such Retained Subsidiary bore to the total number of issued and outstanding Shares immediately prior to the Effective Time.

  Section 2.8. Convertible Securities.

  (a) The Company shall give notice to all holders of the Series A Convertible Preferred Stock (as defined in Section 4.2 hereof) that, on a date, as designated by the Company, prior to the Effective Time (the "Redemption Date"), all shares of Series A Convertible Preferred Stock will be called for redemption, in accordance with Article Four, I. 4 of the Company's Restated Certificate of Incorporation, at the price provided for therein.

  (b) The shares of Series B ESOP Preferred Stock (as defined in Section 4.2 hereof) issued and outstanding immediately prior to the Effective Time shall, pursuant to the Certificate of Designation, Preferences and Rights of such Series B ESOP Preferred Stock (the "Certificate"), by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the amount of cash that would have been receivable by a holder of the aggregate number of Shares into which such shares of Series B ESOP Preferred Stock could have been converted immediately prior to the Effective Time (taking into account for this purpose the adjustment to the conversion price of such shares of Series B ESOP Preferred Stock required by the Certificate to reflect the Spin-Off). The Company shall use its best efforts to enter into an agreement with the trustee (the "Trustee") of the PSIP (as defined in Section 6.9(c) hereof) pursuant to which the Trustee would cause all shares of Series B ESOP Preferred Stock held by the PSIP to convert into Shares on or prior to the Record Date (as such term is defined in the Distribution Agreement); provided that in using such best efforts, the Company shall not be obligated to take any actions which would be adverse to the Company or pay any amounts in connection with seeking such agreement.

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

  Section 2.9. Conversion of the Purchaser's Common Stock. Each share of common stock, par value $.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one share of common stock of the Surviving Corporation.

  Section 2.10. Stock Options and Stock Awards. (a) (i) Exercisable
Options. All options to acquire Shares ("Stock Options") which are outstanding and exercisable immediately prior to the Effective Time and which are held by any employee or former employee or director or former director of the Company or any of its subsidiaries, after taking into account the adjustments and conversions to such Stock Options and the other matters set forth in Section 8.2(c) of the Distribution Agreement, shall be cancelled as of the Effective Time and the holder thereof shall be entitled to receive from the Company at the Effective Time, for each Share subject to such Stock Option, an amount in cash equal to the difference between the Merger Price and the exercise price per share of such Stock Option, less all applicable withholding taxes.

    (ii) Non-Exercisable Options. All Stock Options which are outstanding but not exercisable immediately prior to the Effective Time and which are held by any Retained Employee (as defined in Section 6.9 hereof), after taking into account the adjustments and conversions to such Stock Options and the other matters set forth in Section 8.2(c) of the Distribution Agreement, shall, pursuant to the equitable adjustment provisions of the applicable Company stock option plan under which such Stock Options were granted, be cancelled as of the Effective Time in exchange for the issuance by Parent, within ten days after the Effective Time, to such Retained Employee of that number of shares of common stock of Parent ("Parent Common Stock"), rounded up or down to the nearest whole share, equal to the quotient obtained by dividing (A) the product of (1) the difference between the Merger Price and the exercise price per share of such Stock Options held by such Retained Employee and (2) the number of Shares subject to such Stock Options, by (B) the average of the high and low prices per share of Parent Common Stock on the New York Stock Exchange (the "Parent Stock Price") on the date of consummation of the Merger. The shares of Parent Common Stock so issued shall be subject to restrictions on transfer during the restricted period set forth below, and any shares of Parent Common Stock then subject to such restrictions shall be forfeited in the event such Retained Employee voluntarily terminates his or her employment with the Surviving Corporation or the Parent (or any affiliate thereof) during such restricted period, other than any termination on the basis of "good reason" (as used in the various executive severance agreements currently in effect with executives of the Company). The restricted period shall commence as of the Effective Time and shall terminate on the third anniversary thereof; provided, that restrictions on one-third of the shares of Parent Common Stock so issued shall lapse on each of the first and second anniversaries of the Effective Time (unless the Company and any holder of such shares otherwise mutually agree); and further provided, that all such restrictions shall lapse in the event of the Retained Employee's death, disability, retirement, involuntary termination of employment or voluntary termination of employment for good reason (as defined above) during the restricted period. During the restricted period, each such Retained Employee shall otherwise be entitled to all of the rights of a shareholder of Parent, including the right to vote such shares of Parent Common Stock and the right to receive dividends thereon. If on the date that the restrictions lapse on any shares of Parent Common Stock issued to a Retained Employee hereunder, the Parent Stock Price is less than the Parent Stock Price on the date of consummation of the Merger, Parent shall pay or shall cause the Surviving Corporation to pay to such Retained Employee (or to such Retained Employee's estate or beneficiary, if applicable), within ten days after such restrictions lapse, in cash or, at Parent's option, in additional shares of Parent Common Stock (valued based on the Parent Stock Price on the date such restrictions lapse), an additional amount, less all applicable withholding taxes, such that the sum of (A) the value (as of such date) of the shares of Parent Common Stock the restrictions on which lapse on such date plus (B) the value (as of such date) of the payment made pursuant to this sentence shall be equal to the product of (1) the number of shares of Parent Common Stock the restrictions on which lapse on such date and (2) the Parent Stock Price on the date of consummation of the Merger.

  (b) The Company shall use its best efforts to ensure that neither the Company nor any of its subsidiaries is or will be bound by any options, warrants, rights or agreements which would entitle any person, other than Parent, the Company or their subsidiaries, to beneficially own, or receive any payments in respect of, any capital stock of the Company or the Surviving Corporation (other than as provided in this Agreement or in the Ancillary Agreements).

  (c)(i) Pursuant to the equitable adjustment provisions of the Company's 1988 Restricted Stock Plan, as amended (the "1988 Plan"), cash otherwise payable hereunder in respect of Shares granted to a Spinco Employee (as defined in the Distribution Agreement) under the 1988 Plan, with respect to which the restrictions have not lapsed as of the Effective Time shall be transferred by the Company to, and retained by, Spinco and shall be payable to such Spinco Employee, subject to the conditions otherwise applicable with respect to the lapsing of restrictions on such Shares, at such time or times when such restrictions would otherwise have lapsed, together with interest thereon from the Effective Time through the date of payment at the rate in effect from time to time under the Company's Deferred Compensation Administration Plan II (DCAP
II) (or any successor plan thereto); provided, however, that each such Spinco Employee shall have the right to elect to defer receipt of any amount otherwise payable after December 31, 1995, under such terms and conditions as Spinco may provide.

  (ii) Pursuant to the equitable adjustment provisions of the 1988 Plan, Shares granted to Retained Employees under the 1988 Plan with respect to which the restrictions have not lapsed as of the Offer Purchase Date (as defined in the Distribution Agreement) shall be returned to the Company on the day following the Offer Purchase Date, and restricted shares of Spinco Common Stock (as defined in the Distribution Agreement) issued to Retained Employees in the Spin-Off under the Spinco Stock Plan (as defined in the Distribution Agreement) in respect of such Shares shall be returned to Spinco on such day. In consideration of the actions described in the preceding sentence, Parent shall issue to each such Retained Employee, within ten days after the Effective Time, a number of shares of Parent Common Stock, rounded up or down to the nearest whole share, equal to the quotient obtained by dividing (A) the sum of (1) the amount of cash which would have been payable to such Retained Employee hereunder in respect of such Shares had such Shares been outstanding immediately prior to the Effective Time (the "Cash Consideration") plus (2) the product of (x) the number of shares of Spinco Common Stock issued to such Retained Employee in the Spin-Off in respect of such Shares (the "Spinco Restricted Shares") and (y) the Spinco Value (as defined in the Distribution Agreement), by (B) the Parent Stock Price on the date of consummation of the Merger. Notwithstanding the foregoing, in the case of any Retained Employee who is, with respect to the Company, subject to the reporting requirements of
Section 16 of the Exchange Act, the Spinco Restricted Shares described herein shall not be returned to Spinco on the day following the Offer Purchase Date (but shall remain outstanding for a period of six months and a day thereafter (the "Post-Offer Period"), at which time such Spinco Restricted Shares shall be returned to Spinco), and Parent shall issue to each such Retained Employee (A) within ten days after the Effective Time, a number of whole shares of Parent Common Stock, rounded up or down to the nearest whole share, equal to the quotient obtained by dividing (1) the Cash Consideration by (2) the Parent Stock Price on the date of consummation of the Merger, and (B) within ten days after the end of the Post-Offer Period, a number of whole shares of Parent Common Stock, rounded up or down to the nearest whole share, equal to the quotient obtained by dividing (3) the product of (x) the Spinco Restricted Shares of such Retained Employee and (y) the average of the high and low prices of Spinco Common Stock on the last day of the Post-Offer Period, by (4) the Parent Stock Price on the last day of the Post-Offer Period. The shares of Parent Common Stock issued hereunder shall be subject to the same terms and conditions as the shares of Parent Common Stock issued to Retained Employees pursuant to Section 2.10(a)(ii) hereof.

  Section 2.11. Stockholders' Meeting. If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law, its Restated Certificate of Incorporation and By-Laws and the rules and regulations of the New York Stock
Exchange:

    (a) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following the consummation of the Offer for the purpose of considering and taking action upon this Agreement;

    (b) subject to its fiduciary duties under applicable laws as advised by counsel, include in the Proxy Statement (as defined in Section 5.4 hereof) the recommendation of its Board of Directors referred to in Section 1.2 hereof; and

    (c) use its best efforts to (i) obtain and furnish the information required to be included by it in the Proxy Statement, and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders following the consummation of the Offer and (ii) obtain the necessary approvals of this Agreement by its stockholders.

  Parent will provide the Company with the information concerning Parent and the Purchaser required to be included in the Proxy Statement and will vote, or cause to be voted, all Shares owned by it or its subsidiaries in favor of approval and adoption of this Agreement.

  Section 2.12. Filing of Certificate of Merger. Upon the terms and subject to the conditions hereof, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII hereof, the Company shall execute and file a certificate of merger or, if applicable, a certificate of ownership and merger, in the manner required by the DGCL and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filings referred to in this Section 2.12, a closing will be held at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York (or such other place as the parties may agree), for the purpose of confirming all of the foregoing.

  Section 2.13. Spinco Cash Payment. The Purchaser shall, and Parent shall cause the Purchaser to, contribute to the Company, simultaneously with the consummation of the Offer (except that the amount referred to in paragraph
(a)(ii) below shall be contributed by the Purchaser to the Company immediately prior to the Effective Time and immediately transferred to Spinco by the Company as an adjustment to the Company Assets being transferred to Spinco), a cash amount (the "Spinco Cash Amount") in immediately available funds equal to
(a) the sum of (i) $4,000,000,000, plus (ii) an amount equal to the aggregate exercise price received by the Company by reason of the exercise of any outstanding Stock Options following the consummation of the Offer but prior to the Effective Time, plus (iii) the amount of cash, if any, paid to the Company from the sale by the Company of the capital stock of Spinco pursuant to Section
2.5 of the Distribution Agreement and not otherwise transferred to Spinco pursuant to Article II of the Distribution Agreement (provided that in no event shall the amount referred to in this clause (iii) exceed $10,000,000), minus
(b) the sum of (i) the amount paid or payable in the Offer and the Merger with respect to the Shares and the shares of Series B ESOP Preferred Stock (as defined in Section 4.2 hereof), (ii) the amount paid or payable with respect to
Section 2.10(a)(i) hereof and (iii) in the event that the Series A Convertible Preferred Stock is not redeemed on or prior to the Offer Purchase Date, the amount payable by the Company with respect to the redemption thereof. In the event that any cash amount with respect to the matter set forth in clause
(a)(iii) above is received by the Company after the consummation of the Offer, the Company shall transfer to Spinco such amount promptly following receipt thereof. Such Spinco Cash Amount shall constitute part of the Company Assets to be transferred to Spinco pursuant to the Distribution Agreement.

                                  ARTICLE III

                     DISSENTING SHARES; EXCHANGE OF SHARES

  Section 3.1. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted such Shares in favor of the Merger and shall have delivered a written demand for appraisal of such Shares in the manner provided in the DGCL (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 2.7 of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to appraisal and payment under the DGCL. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration provided for in Section 2.7(a) of this Agreement, without any interest thereon.

  Section 3.2. Exchange of Shares. (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). Immediately prior to the Effective Time, Parent will take all steps necessary to enable and cause the Company to deposit with the Exchange Agent the funds necessary to make the payments contemplated by Section
2.7 on a timely basis.

  (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in Section 2.7(a) hereof, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.2, each Certificate (other than Certificates representing Shares held by Parent or any subsidiary of Parent, Shares held in the treasury of the Company or held by any subsidiary of the Company and Dissenting Shares) shall represent for all purposes only the right to receive the consideration set forth in
Section 2.7(a) hereof, without any interest thereon.

  (c) After the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided in Article II hereof in accordance with the procedures set forth in this Article III.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to Parent and the Purchaser as follows:

  Section 4.1. Organization. Each of the Company and its subsidiaries that will be owned, directly or indirectly, by the Company following the Spin-Off (the "Retained Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of subsidiaries which are not Retained Subsidiaries where the failure to be so existing and in good standing or to have such power and authority would not in the aggregate have a Material Adverse Effect (as defined below). For purposes of this Agreement, (a) the term "Material Adverse Effect" shall mean a material adverse effect on the business, results of operations or financial condition of the businesses that will be retained by the Company and the Retained Subsidiaries following the Spin-Off taken as a whole, and (b) the term "Retained Business" shall mean such businesses to be retained by the Company and the Retained Subsidiaries following the Spin-Off. Each of the Company and the Retained Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a Material Adverse Effect. The Company has heretofore delivered or made available to Parent accurate and complete copies of the Certificate of Incorporation and By-Laws (or other similar organizational documents in the event of any entity other than a corporation), as currently in effect of the Company and each of the Retained Subsidiaries.

  Section 4.2. Capitalization. As of July 1, 1994, the authorized capital stock of the Company consisted of (a) 120,000,000 Shares, of which 40,716,310 Shares were issued and outstanding, (b) 6,000,000 shares of Cumulative Preferred Stock, par value $35.00 per share ("Cumulative Preferred Stock"), of which 244,034 shares were designated as Cumulative Preferred Stock, Series A (Convertible) ("Series A Convertible Preferred Stock"), of which 128,575 shares were issued and outstanding, and (c) 10,000,000 shares of Series Preferred Stock, par value $1.00 per share ("Series Preferred Stock"), of which (i) 600,000 shares were designated as Series A Junior Participating Preferred Stock of which no shares were issued and outstanding, and (ii) 3,000,000 shares were designated as Series B ESOP Convertible Preferred Stock ("Series B ESOP Preferred Stock"), of which 2,737,633 were issued and outstanding. All of the issued and outstanding Shares, Cumulative Preferred Stock and Series Preferred Stock are validly issued, fully paid and non-assessable and free of preemptive rights. As of July 1, 1994, 3,111,751 Shares were issuable upon the exercise of outstanding vested and non-vested Employee Options. Since July 1, 1994, the Company has not issued any shares of its capital stock except upon exercise of Employee Options or the conversion of Series A Convertible Preferred Stock or Series B ESOP Preferred Stock. Except as set forth above and as otherwise provided for in this Agreement, there are not now, and at the Effective Time there will not be, any shares of capital stock of the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Company to issue, transfer or sell any of its securities other than Shares issuable upon conversion of the Series A Convertible Cumulative Preferred Stock or the Series B ESOP Preferred Stock and other than the Rights (as defined in the Rights Agreement). Except as permitted by this Agreement, following the Merger, the Company will have no obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise. All of the outstanding shares of capital stock of each of the Retained Subsidiaries have been validly issued and are fully paid and non-assessable and are owned by either the Company or another of the Retained Subsidiaries free and clear of all liens, charges, claims or encumbrances. There are not now, and at the Effective Time there will not be, any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Retained Subsidiaries, or otherwise obligating the Company or any such subsidiary to issue, transfer or sell any such securities. There are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which the Company or any of the Retained Subsidiaries is a party or is bound with respect to the voting of the capital stock of the Company or any of the Retained Subsidiaries.

  Section 4.3. Authority Relative to this Agreement. Each of the Company and each Company subsidiary which is a party to any of the Ancillary Agreements (each such subsidiary, a "Contracting Subsidiary") has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby (but only to the extent it is a party thereto). The execution and delivery of this Agreement by the Company and of the Ancillary Agreements by the Company and each Contracting Subsidiary (to the extent it is a party thereto) and the consummation of the transactions contemplated hereby and thereby have been, or with respect to Contracting Subsidiaries will be prior to the Record Date, duly and validly authorized by the Boards of Directors of the Company and each Contracting Subsidiary (to the extent it is a party thereto) and no other corporate proceedings on the part of the Company or each Contracting Subsidiary (to the extent it is a party thereto), including, without limitation, any approval by the stockholders of the Company, are, or with respect to Contracting Subsidiaries will be prior to the Record Date, necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby (other than (a) with respect to the Merger, the approval and adoption of this Agreement by the holders, including Parent and its affiliates, of the requisite number of the outstanding Shares, (b) actions with respect to increasing the size of the Company's Board of Directors to enable designees of Parent to be elected or appointed as provided in Section 1.4 hereof and (c) actions to be taken by the Boards of Directors of the Company and certain Contracting Subsidiaries specified therein in connection with the matters contemplated by the Distribution Agreement, which actions described in clause (c) above will be (subject to Section 3.2 of the Distribution Agreement) duly and validly taken prior to any purchase of Shares pursuant to the Offer). This Agreement has been, and each of the Ancillary Agreements have been or will prior to the Record Date be, duly and validly executed and delivered by the Company and each Contracting Subsidiary (to the extent it is a party thereto) and (except for the Memorandum of Understanding) constitute or (to the extent such agreement is not being entered into as of the date hereof) will constitute a valid and binding agreement of the Company and each Contracting Subsidiary (to the extent it is a party thereto), enforceable against the Company and each Contracting Subsidiary (to the extent it is a party thereto) in accordance with its terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws, now or hereafter in effect, relating to creditors' rights generally and
(b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The affirmative vote of the holders of a majority of the Shares is the only vote of the holders of any class or series of Company capital stock necessary to approve the Merger. Neither the Offer, the Merger or the Spin-Off, individually or taken together, is a transaction that constitutes a change in control under any of the Company's stock option or restricted stock plans or any other benefit plan in which any Retained Employee participates.

  Section 4.4. Consents and Approvals; No Violations. Except for any applicable requirements of the Securities Exchange Act of 1934, as amended, and all rules and regulations thereunder (the "Exchange Act"), the Securities Act of 1933 and all rules and regulations thereunder (the "Securities Act"), and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the filing and recordation of a certificate of merger, or a certificate of ownership and merger, as required by the DGCL, such filings and approvals as may be required under the "takeover" or "blue sky" laws of various states, and as disclosed in Section 4.4 of the disclosure schedule delivered by the Company to Parent on or prior to the date hereof (the "Disclosure Schedule") or as contemplated by this Agreement and the Ancillary Agreements, neither the execution and delivery of this Agreement or the Ancillary Agreements by the Company or any Contracting Subsidiary (to the extent it is a party thereto) nor the consummation by the Company or any Contracting Subsidiary (to the extent it is a party thereto) of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation or By-Laws of the Company or any Contracting Subsidiary, (ii) require on the part of the Company or any Contracting Subsidiary any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority or any third party, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or payment, or to the creation of a lien or encumbrance) under any of the terms, conditions or provisions of any note, mortgage, indenture, other evidence of indebtedness, guarantee, license, agreement or other contract, instrument or obligation to which the Company, any Contracting Subsidiary or any of their respective subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) as of the date hereof, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Contracting Subsidiary, any of their respective subsidiaries or any of their properties or assets, except for such requirements, defaults, rights or violations under clauses (ii), (iii) and
(iv) above (x) which would not in the aggregate have a Material Adverse Effect and would not have a material adverse effect on the ability of the Company or any Contracting Subsidiary to consummate the transactions contemplated by this Agreement, or (y) which become applicable as a result of the business or activities in which Parent or the Purchaser is or proposes to be engaged (other than the business or activities of the Retained Business to be acquired by the Purchaser, considered independently of the ownership thereof by Parent and the Purchaser) or as a result of other facts or circumstances specific to Parent or the Purchaser.

  Section 4.5. Absence of Certain Changes. Except (a) as set forth in Section
4.5 of the Disclosure Schedule, (b) as set forth in the Company's Annual Report on Form 10-K for the year ended March 31, 1994 (the "Form 10-K") or any other document filed prior to the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act, or (c) as contemplated by this Agreement or any of the Ancillary Agreements, from April 1, 1994 until the date hereof, neither the Company nor any of its subsidiaries has taken any of the prohibited actions set forth in Section 6.1 hereof or suffered any changes that, either individually or in the aggregate, would result in a Material Adverse Effect or conducted its business or operations in any material respect other than in the ordinary and usual course of business, consistent with past practices.

  Section 4.6. No Undisclosed Liabilities. Except (a) for liabilities and obligations incurred in the ordinary and usual course of business consistent with past practice since April 1, 1994, (b) for liabilities and obligations incurred in connection with the Offer, the Merger and the Spin-Off and (c) as set forth in Section 4.6 of the Disclosure Schedule, from April 1, 1994 until the date hereof neither the Company nor any of its subsidiaries has incurred any liabilities or obligations that, individually or in the aggregate, would have a Material Adverse Effect and that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles as applied in preparing the consolidated balance sheet of the Company and its subsidiaries as of March 31, 1994 contained in the Form 10-K.

  Section 4.7. Reports. (a) The Company has filed all reports, forms, statements and other documents required to be filed with the SEC pursuant to the Exchange Act since April 1, 1991 (collectively, the "Company SEC Documents"). With respect to the Retained Business, none of the Company SEC Documents, as of their respective filing dates, contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except where any such statement or omission would not have a Material Adverse Effect. Each of the consolidated balance sheets (including the related notes) included in the Company SEC Documents filed prior to or after the date of this Agreement (but prior to the date on which the Offer is consummated, and excluding the Company SEC Documents described in Section 4.8 hereof) fairly presents or will fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present or will fairly present in all material respects the results of operations and the cash flows of the Company and its subsidiaries for the respective periods or as of the respective dates set forth therein, except in the case of any such balance sheets (including the related notes) or related statements (including the related notes) where the failure to so fairly present such financial position, results of operations or cash flows would not have a Material Adverse Effect. Each of the financial statements (including the related notes) included in the Company SEC Documents filed prior to or after the date of this Agreement (but prior to the date on which the Offer is consummated, and excluding the Company SEC Documents described in Section 4.8 hereof) has been prepared or will be prepared in all material respects in accordance with generally accepted accounting principles consistently applied during the periods involved, except (a) as otherwise noted therein or (b) to the extent required by changes in generally accepted accounting principles.

  (b) Except as and to the extent set forth in Section 4.7(b) of the Disclosure Schedule, (i) each of the consolidated balance sheets (including the related notes) included in the financial statements of the Retained Business attached as Exhibit A to Section 4.7(b) of the Disclosure Schedule (the "Prescription Financial Statements") fairly presents in all material respects the consolidated financial position of the Retained Business as of the respective dates thereof, and (ii) the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and the cash flows of the Retained Business for the respective periods or as of the respective dates set forth therein. The Prescription

Financial Statements have been prepared in all material respects in accordance with generally accepted accounting principles consistently applied during the periods involved, except as otherwise disclosed therein or in the notes thereto.

  Section 4.8. Schedule 14D-9; Offer Documents; Form 10; Information
Statement. None of the information included in the Schedule 14D-9 or the Form 10 or the Information Statement (as those terms are defined in the Distribution Agreement), or supplied by the Company for inclusion in the Offer Documents, including any amendments thereto, will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Except for information supplied by Parent in writing for inclusion therein, the Schedule 14D-9, the Form 10 and the Information Statement, including any amendments thereto, will comply in all material respects with the Exchange Act.

  Section 4.9. No Default. Except as set forth in Section 4.9 of the Disclosure Schedule, neither the Company nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its charter or its by-laws, (ii) any note, mortgage, indenture, other evidence of indebtedness, guarantee, license, agreement or other contract, instrument or contractual obligation to which the Company or any of its subsidiaries is now a party or by which they or any of their properties or assets may be bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries, except for defaults or violations under clauses (i) (with respect to Company subsidiaries other than the Retained Subsidiaries), (ii) and (iii) above (x) which in the aggregate would not have a Material Adverse Effect and would not have a material adverse effect on the ability of the Company or Spinco to consummate the transactions contemplated by this Agreement or (y) which become applicable as a result of the business or activities in which Parent or the Purchaser is or proposes to be engaged (other than the business or activities of the Retained Business to be acquired by the Purchaser, considered independently of the ownership thereof by Parent and the Purchaser) or as a result of any other facts or circumstances specific to Parent or the Purchaser.

  Section 4.10. Litigation; Compliance with Law. (a) Except as set forth in
Section 4.10 of the Disclosure Schedule or as disclosed in the Company SEC Documents, as of the date hereof (except as provided in the following sentence), there are no actions, suits, proceedings or, to the best knowledge of the Company, investigations, pending or, to the best knowledge of the Company, threatened, involving the Company or any of its subsidiaries, by or before any court, governmental or regulatory authority or by any third party which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. For purposes of indemnification for breach of this Section 4.10 under Section 5.2 of the Distribution Agreement, but not for determining whether or not the conditions to the Offer or the Merger have been satisfied, the Company represents and warrants that the foregoing representation and warranty shall be true and correct following the date hereof with respect to actions, suits, proceedings and investigations unrelated to and not arising from this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, including, without limitation, the Offer, the Merger and the Spin-Off, or the public disclosure of any of the foregoing.

  (b) Except for those matters which in the aggregate would not have a Material Adverse Effect and those matters set forth in Section 4.10 of the Disclosure Schedule, (i) the Retained Business is not being, and has not in the last three years been, conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any court or governmental entity (including, without limitation, (A) laws regarding the provision of insurance, third party administration and primary health care services, (B) the Prescription Drug Marketing Act, the Federal Controlled Substances Act of 1970, the Food, Drug and Cosmetic Act and any state Pharmacy Practice Acts, Controlled Substance Acts, Dangerous Drugs Acts and Food, Drug and Cosmetic Acts, (C) Environmental Laws (as defined below), (D) the Foreign Corrupt Practices Act of 1977 and any other laws regarding use of funds for political activity or commercial bribery, and (E) ERISA and Labor Laws (as defined below)); (ii) the Retained Business has not made, caused or contributed to any material release of any hazardous or toxic waste, substance or constituent, into the environment, and, to the Company's knowledge (such limitation of this representation to the Company's knowledge to be considered for purposes of determining whether or not the conditions to the Offer or the Merger have been satisfied, but not for purposes of indemnification for breach of this Section
4.10 under Section 5.2 of the Distribution Agreement), there are no hazardous wastes or toxic substances in, on, over or under the real property owned by the Retained Business; and (iii) the Retained Business is not subject to any compliance agreement or settlement agreement from an alleged violation of any Environmental Laws. Except for those matters which in the aggregate would not have a Material Adverse Effect, (i) the Retained Business is not engaged in any unfair labor practice, (ii) there is no labor strike or stoppage pending against or affecting the Retained Business, and (iii) the Company has not received notice of any pending petition for certification before the National Labor Relations Board with respect to any Retained Employees (as defined in Section 6.9 hereof) who are not currently organized. Except as set forth in
Section 4.10 of the Disclosure Schedule, as of the date hereof, neither the Company nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar agreement with, or, to the knowledge of the Company, continuing investigation by, any governmental entity, or any judgment, order, writ, injunction, decree or award of any governmental entity or arbitrator, including, without limitation, cease-and-desist or other orders, except as disclosed in the Company SEC Documents filed prior to the date of this Agreement and except for any such order, consent decree, settlement agreement or other similar agreement, or investigation, judgment, order, writ, injunction, decree or award, which in the aggregate would not have a Material Adverse Effect. Except as set forth in Section 4.10 of the Disclosure Schedule, the Retained Business is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is being conducted as of the date hereof (collectively, the "Company Permits"), and, to the knowledge of the Company, there is no action, proceeding or investigation pending or threatened regarding suspension or cancellation of any of the Company Permits, except in each case where the failure to possess, or the suspension or cancellation of, such Company Permits would not constitute a Material Adverse Effect. For purposes of this Agreement, "Environmental Laws" means all applicable laws, rules and regulations relating to pollution or the protection of the environment, including, without limitation, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act and the Comprehensive Environmental Response, Compensation and Liability Act); and "Labor Laws" mean all applicable laws respecting employment practices, terms and conditions of employment and wages and hours.

  Section 4.11. Employee Benefit Plans; ERISA. (a) Section 4.11(a) of the Disclosure Schedule lists each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other material employee benefit, bonus, incentive, stock option (or other equity-based), severance, change in control and fringe benefit plans (other than any employment or personnel policy, practice or procedure not subject to ERISA) maintained for the benefit of, or contributed to by the Company or its subsidiaries or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of the Company or any of its subsidiaries (the "Plans"). The Company has made available to the Purchaser copies of each of the Plans, including all amendments to date.

  (b) Except for those matters which, either individually or in the aggregate, would not result in a Material Adverse Effect and except for those matters set forth in Section 4.11(b) of the Disclosure Schedule, (i) each of the Plans is, and has been, operated in accordance with its terms and in substantial compliance (including the making of governmental filings) with all applicable laws, including, without limitation, ERISA and the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified and is not under audit by the IRS or the Department of Labor and the Company knows of no fact or set of circumstances that would adversely affect such qualification prior to the Effective Time, (iii) none of the Plans is subject to Title IV of ERISA, (iv) no

"reportable event", as such term is defined in Section 4043(b) of ERISA (for which the 30-day notice requirement to the PBGC has not been waived), has occurred with respect to any Plan, and (v) there are no pending or, to the best knowledge of Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

  (c) Except as set forth in Section 4.11(c) of the Disclosure Schedule, no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to any employees of the Company or any of its subsidiaries beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, or (ii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)), and none of the Company or its subsidiaries is contractually obligated to provide any person with such benefits upon retirement or termination of employment.

  (d) Except as set forth in Section 4.11(d) of the Disclosure Schedule, and except for those matters which, either individually or in the aggregate, would not result in a Material Adverse Effect, (i) no Plan has incurred an "Accumulated Funding Deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (ii) the Company has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC"), except for required premium payments, which payments have been made when due, (iii) the Company has not ceased operations at any facility or withdrawn from any Plan in a manner which could subject it to liability under Section 4062, 4063 or 4064 of ERISA, and, to the best of the Company's knowledge, no events have occurred which might give rise to any liability of the Company to the PBGC under Title IV of ERISA or which could reasonably be anticipated to result in any claims being made against Buyer by the PBGC, and (iv) the Company has not incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Section 4201 and 4204 of ERISA to any multiemployer plan (within the meaning of Section 3(37) of ERISA).

  (e) The Company has made available to Parent (i) copies of all employment agreements with officers and key employees of the Retained Business; (ii) copies of all severance agreements, programs and policies of the Retained Business with or relating to its officers and key employees; and (iii) copies of all plans, programs, agreements and other arrangements of the Retained Business with or relating to its officers and key employees which contain change in control provisions. Except as set forth on Section 4.11(e) of the Disclosure Schedule, no officer or key employee of the Retained Business has executed a non-competition agreement with the Retained Business.

  Section 4.12. Assets; Title to Real Property.  (a) Except as set forth in
Section 4.12(a) of the Disclosure Schedule and except for those services to be provided pursuant to the Ancillary Agreements, upon consummation of the Spin-Off, the Company and the Retained Subsidiaries will have all assets, rights and contracts necessary to permit the Company and the Retained Subsidiaries to conduct the Retained Business as it is currently being conducted, except where the failure to have such assets, rights and contracts would not have a Material Adverse Effect.

  (b) Section 4.12 of the Disclosure Schedule identifies all real property owned by the Company or its subsidiaries and used primarily by the Retained Business. The Company has, either directly or through its subsidiaries, (x) good and valid title to, free and clear of all mortgages, pledges, security interests, liens, charges, options, easements, rights-of-way or other encumbrances of any nature whatsoever (collectively, "Liens") other than Permitted Liens (as defined below), or (y) rights by lease or other agreement to use, all real property used by the Retained Business, except where the failure to have such title or rights would not have a Material Adverse Effect. The term "Permitted Liens" shall mean (i) Liens for water, sewage and similar charges and current taxes not yet due and payable or being contested in good faith, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar Liens arising or incurred in the ordinary course of business, (iii) such other Liens as would not in the aggregate have a Material Adverse Effect and (iv) Liens arising or resulting from any action taken by Parent or the Purchaser. All real property leases of property used in the Retained Business, under which the Company or any subsidiary is a lessee or lessor, are valid, binding and enforceable in all material respects in accordance with their terms and, to the best knowledge of the Company, there are no existing material defaults thereunder.

  Section 4.13. Intellectual Property. Except as set forth in Section 4.13 of the Disclosure Schedule or as disclosed in the Company SEC Documents, there are no pending or threatened claims of which the Company or its subsidiaries have been given written notice, by any person against their use of any material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names and copyright registrations, patents and all applications therefor which are owned by the Company or its subsidiaries and used in the operation of the Retained Business as currently conducted (collectively, the "Intellectual Property"). The Company and the Retained Subsidiaries have, or prior to the Spin-Off will have, such ownership of or such rights by license, lease or other agreement to the Intellectual Property as are necessary to permit them to conduct the Retained Business as currently conducted, except as set forth in Section 4.13 of the Disclosure Schedule or otherwise where the failure to have such ownership or rights would not, either individually or in the aggregate, result in a Material Adverse Effect. No Intellectual Property, and no services or products sold by the Retained Business, conflict with or infringe upon, in any material respect, any proprietary rights of others. To the Company's knowledge, no person is infringing on or violating, in any material respect, any of the rights of the Company and its subsidiaries to any of the Intellectual Property.

  Section 4.14. Computer Software. The Company and the Retained Subsidiaries have, or prior to the Spin-Off will have, such title or such rights by license, lease or other agreement to the computer software programs (other than off-the-shelf software) which are owned, licensed, leased or otherwise used by the Company and the Retained Subsidiaries and which are material to the conduct of the Retained Business as currently conducted, as are necessary to permit the conduct of the Retained Business as currently conducted, except where the failure to have such title or rights would not, either individually or in the aggregate, result in a Material Adverse Effect.

  Section 4.15. Certain Contracts and Arrangements. Except as set forth in
Section 4.15 of the Disclosure Schedule, all agreements to which the Company or its subsidiaries are parties relating to the Retained Business are valid, binding and enforceable in all respects in accordance with their terms and neither the Company nor any of its subsidiaries is in default under any of such agreements, other than such failures to be valid, binding and enforceable or such defaults, if any, which would not have a Material Adverse Effect. Except as set forth in Section 4.15 of the Disclosure Schedule, during the twelve months immediately prior to the date hereof, no Significant Customer has cancelled or otherwise terminated its business relationships with the Retained Business. For purposes hereof, the term "Significant Customer" shall mean any customer of the Company's pharmaceutical management business which accounted for 50,000 or more members (determined on a consistent basis with the past practices of the Retained Business) during the year ended March 31, 1994. The Company has made available to Parent all material non-competition agreements or material agreements that restrict the geographic area in which the Retained Business may conduct business.

  Section 4.16. Taxes. Except as otherwise disclosed in Section 4.16 of the Disclosure Schedule and except for those matters which, either individually or in the aggregate, would not result in a Material Adverse Effect:

   (a) The Company and each of its subsidiaries have filed (or have had filed on their behalf) or will file or cause to be filed, all income Tax Returns required by applicable law to be filed by any of them prior to the consummation of the Offer, and all such Tax Returns and amendments thereto are or will be true, complete and correct.

   (b) The Company and each of its subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established before the consummation of the Offer, an adequate accrual for the payment of all Taxes due with respect to any period ending prior to or as of the expiration of the Offer.

   (c) There are no Liens for any Taxes upon the assets of the Company or any of its subsidiaries used primarily in the Retained Business.

  (d) No Audit is pending with respect to any Taxes due from the Company or any subsidiary. There are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from the Company or any subsidiary for any taxable period ending prior to the expiration of the Offer which are expected to be outstanding as of the expiration of the Offer.

  (e) Neither the Company nor any subsidiary is a party to, is bound by, or has any obligation under, a tax sharing contract, other than the Tax Sharing Agreement.

  (f) Neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Code.

  (g) For purposes of this Section 4.16, capitalized terms have the following meaning:

    (i) "Audit" shall mean any audit, assessment of Taxes, other examination by the Internal Revenue Service or any other domestic or foreign governmental authority responsible for the administration of any Taxes, proceeding or appeal of such proceeding relating to Taxes.

    (ii) "Taxes" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

    (iii) "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

  Section 4.17. Certain Fees. Except as set forth in Section 4.17 of the Disclosure Schedule, neither the Company nor any subsidiary has employed any financial advisor or finder or incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby.

  Section 4.18. No Additional Approvals Necessary. Assuming the accuracy of the representation and warranty set forth in Section 5.6 hereof, the Board of Directors of the Company has taken all actions necessary under the Company's Restated Certificate of Incorporation and the DGCL, including approving the transactions contemplated in this Agreement, to ensure that neither Section 203 of the DGCL nor the provisions of Article Eight of the Company's Restated Certificate of Incorporation will, prior to any termination of this Agreement, apply to this Agreement, the Offer, the Merger or the transactions contemplated hereby. As of the date hereof, neither Parent nor the Purchaser is a "Non-Approved Person", as such term is defined and used in Article Seven of the Company's Restated Certificate of Incorporation.

                                   ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

  Parent and the Purchaser represent and warrant to the Company as follows:

  Section 5.1. Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and the Purchaser has heretofore delivered to the Company an accurate and complete copy of its charter and by-laws, as currently in effect. Since the date of its incorporation, the Purchaser has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

  Section 5.2. Authority Relative to this Agreement. Each of Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements (to the extent it is a party thereto) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements (to the extent it is a party thereto) and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors of the Purchaser and Parent and by Parent as the sole stockholder of the Purchaser and no other corporate or other proceedings on the part of Parent, the Purchaser or any of their affiliates are necessary to authorize this Agreement or the Ancillary Agreements (to the extent it is a party thereto) or to consummate the transactions so contemplated. This Agreement has been, and each of the Ancillary Agreements have been, or will prior to the Record Date be, duly and validly executed and delivered by each of Parent and the Purchaser (to the extent it is a party thereto) and (except for the Memorandum of Understanding) constitute or (to the extent such agreement is not being entered into as of the date hereof) will constitute valid and binding agreements of each of Parent and the Purchaser, enforceable against each of Parent and the Purchaser in accordance with their respective terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws, now or hereafter in effect, relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

  Section 5.3. Consents and Approvals; No Violations. Except for applicable requirements of the Exchange Act, the HSR Act, the filing and recordation of a certificate of merger, or a certificate of ownership and merger, as required by the DGCL, such filings and approvals as may be required under the "takeover" or "blue sky" laws of various states, and as contemplated by this Agreement and the Ancillary Agreements, neither the execution and delivery of this Agreement or the Ancillary Agreements by Parent or the Purchaser (to the extent it is a party thereto) nor the consummation by Parent or the Purchaser of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the charter or by-laws of Parent or the Purchaser, (ii) require on the part of Parent or the Purchaser any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority or any third party, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or payment, or to the creation of a lien or encumbrance) under any of the terms, conditions or provisions of any note, mortgage, indenture, other evidence of indebtedness, guarantee, license, agreement or other contract, instrument or contractual obligation to which Parent, the Purchaser or any of their respective subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, the Purchaser, any of their subsidiaries or any of their properties or assets, except for such requirements, defaults, rights or violations under clauses (ii), (iii) and (iv) above which would not in the aggregate have a material adverse effect on the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole and would not have a material adverse effect on the ability of Parent or the Purchaser to consummate the transactions contemplated by this Agreement.

  Section 5.4. Schedule 14D-9; Offer Documents; Proxy Statement; Form 10; Information Statement. None of the information included in the Offer Documents and none of the information (other than information supplied by Spinco in writing for inclusion therein) included in the proxy materials to be distributed, if necessary, to the Company's stockholders in connection with the Merger (the "Proxy Statement"), or supplied by Parent or the Purchaser for inclusion in the Schedule 14D-9, the Form 10 or the Information Statement, including any amendments thereto, will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Except for information supplied by the Company in writing for inclusion in the Offer Documents and except for information supplied by Spinco in writing for inclusion in any Proxy Statement, the Offer Documents and the Proxy Statement, if any, will comply in all material respects with the Exchange Act.

  Section 5.5. Sufficient Funds. Parent and the Purchaser have, or will have prior to the satisfaction of the conditions to the Offer set forth in Exhibit F hereto, sufficient funds available to purchase all Shares on a fully diluted basis at the Offer Price and the Merger Price and to perform the obligations set forth in Section 2.13 hereof.

  Section 5.6. Beneficial Ownership of Shares. None of Parent, the Purchaser or any of their respective "affiliates" or "associates" (as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Exchange
Act) "beneficially owns" (as that term is defined in Rule 13d-3(a) under the Exchange Act) more than 1% of the outstanding Shares or any securities convertible into or exchangeable for Shares.

                                   ARTICLE VI

                                   COVENANTS

  Section 6.1. Conduct of Business of the Company. Except as contemplated by this Agreement or the Ancillary Agreements, during the period from the date of this Agreement to the consummation of the Offer and, if Parent has made a prompt request therefor pursuant to Section 1.4 hereof, until its Designated Directors (as defined in Section 8.4 hereof) shall constitute in their entirety a majority of the Company's Board of Directors, the Company and its subsidiaries will each conduct the operations of the Retained Business according to its ordinary course of business, consistent with past practice, and will conduct the operations of all businesses other than the Retained Business in such a manner that would not have a Material Adverse Effect and, with respect to the Retained Business, will use its commercially reasonable efforts to (i) preserve intact its business organization, (ii) maintain its material rights and franchises, (iii) keep available the services of its officers and key employees, and (iv) keep in full force and effect insurance comparable in amount and scope of coverage to that maintained as of the date hereof. Without limiting the generality of and in addition to the foregoing, and except as otherwise contemplated by this Agreement or the Ancillary Agreements, prior to the time specified in the preceding sentence, neither the Company nor any of its subsidiaries will, without the prior written consent of
Parent:

  (a) except for Spinco and its subsidiaries, amend its charter or by-laws;

  (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except (i) by the Company in connection with employee options or upon the conversion of the Series A Convertible Preferred Stock or Series B ESOP Preferred Stock in accordance with their respective terms as in effect on the date of this Agreement, (ii) by Armor All Products Corporation upon conversion of the Company's 4 1/2% Exchangeable Subordinated Debentures Due 2004, in accordance with the terms of the Indenture, dated as of March 14, 1994, between the Company and The First National Bank of Chicago, as Trustee (iii) by Spinco and its subsidiaries as contemplated by the Distribution Agreement or (iv) by any subsidiary other than any of the Retained Subsidiaries) or amend any of the terms of any such securities or agreements (other than such securities or agreements of any subsidiary other than any of the Retained Subsidiaries, or amendments of the Distribution Agreement as permitted thereunder) outstanding on the date hereof;

  (c) other than with respect to any subsidiary which is not a Retained Subsidiary, split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeem or otherwise acquire any of its securities or any securities of its subsidiaries; provided that the Company may declare and pay to holders of (i) Shares regular quarterly dividends of not more than $.42 per Share on the dividend declaration and payment dates normally applicable to the Shares and
(ii) preferred stock of the Company any dividends required to be paid thereon in accordance with the express provisions thereof;

  (d) except for Spinco or any of its subsidiaries (i) incur, assume or prepay any long-term debt or, except in the ordinary course of business under existing lines of credit, incur, assume, or prepay any material short-term debt; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other person except wholly owned subsidiaries of the Company in the ordinary course of business and consistent with past practices; (iii) make any material loans, advances or capital contributions to, or investments in, any other person (other than loans or advances to subsidiaries and customary loans or advances to employees in accordance with past practices); (iv) change the Retained Business' practices with respect to the timing of payments or collections; (v) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries (other than that of Spinco and its subsidiaries); or (vi) mortgage or pledge any of the assets, tangible or intangible, of the Retained Business, or create or permit to exist any material Lien thereupon, other than in the ordinary course of business consistent with past practices;

  (e) except as disclosed herein and except for arrangements with new or existing Retained Employees entered into in the ordinary course of business consistent with past practices, enter into, adopt or materially amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements of or for the benefit or welfare of any Retained Employee (as hereafter defined) (or any other person for whom the Retained Business will have liability), or (except for normal increases in the ordinary course of business that are consistent with past practices) increase in any manner the compensation or fringe benefits of any Retained Employee (or any other person for whom the Retained Business will have liability) or pay any benefit not required by any existing plan and arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

  (f) transfer, sell, lease, license or dispose of any assets relating to the Retained Business outside the ordinary course of business or any assets which are material, in the aggregate, to the Retained Business or enter into any material commitment or transaction with respect to the Retained Business outside the ordinary course of business;

  (g) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets in the ordinary course of business and consistent with past practice), in each case where such action would, individually be material to the Retained Business;

  (h) except as may be required by law, take any action to terminate or materially amend any of its employee benefit plans with respect to or for the benefit of Retained Employees or any other person for whom the Retained Business will have liability;

  (i) materially modify, amend or terminate (except pursuant to the terms thereof) any of the material contracts of the Retained Business or waive any material rights or claims of the Retained Business, except in the ordinary course of business;

  (j) effect any material change in any of its methods of accounting in effect as of March 31, 1994, except as may be required by law or generally accepted accounting principles;

  (k) enter into any material arrangement, agreement or contract with any third party (other than customers in the ordinary course of business consistent with past practices) which provides for an exclusive arrangement with that third party; and

  (l) take, or agree in writing or otherwise to take, any of the foregoing actions.

Notwithstanding any of the foregoing and in addition to any other rights of the Company and its subsidiaries, the Company and its subsidiaries shall have the right to take any of the actions prohibited under clauses (a) and (d)--(l) of this Section 6.1 if such actions would not, either individually or in the aggregate, adversely impact the Retained Business or the consummation of any of the material transactions contemplated pursuant to this Agreement.

  Section 6.2. Acquisition Proposals. (a) The Company and its officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as hereafter defined). The Company and its subsidiaries will not, and will use their best efforts to cause their respective officers, directors, employees and investment bankers, attorneys, accountants or other agents retained by the Company or any of its subsidiaries not to, (i) initiate or solicit, directly or indirectly, any inquiries or the making of any Acquisition Proposal, or (ii) except as permitted below, engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal (other than the transactions contemplated hereby and by the Ancillary Agreements). Notwithstanding anything to the contrary contained in this Section
6.2 or in any other provision of this Agreement, the Company and the Board of Directors of the Company (i) may furnish information to, and participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, any third party which submits a written Acquisition Proposal to the Company if the Company's Board of Directors determines in good faith, based upon the advice of counsel, that the failure to furnish such information or participate in such discussions or negotiations may reasonably constitute a breach of the Board's fiduciary duties under applicable law, and
(ii) shall be permitted to (A) take and disclose to the Company's stockholders a position with respect to the Offer, the Merger or the Spin-Off or another tender or exchange offer by a third party, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 of the Exchange Act or (B) make disclosure to the Company's stockholders, in each case either with respect to or as a result of an Acquisition Proposal, or if the Company's Board of Directors determines in good faith, based upon the advice of counsel, that the failure to take such action may reasonably constitute a breach of the Board's fiduciary duties under, or otherwise violate, applicable law; provided that the Company shall not enter into any acquisition agreement with respect to any Acquisition Proposal except concurrently with or after the termination of this Agreement and shall not enter into any other agreements with respect to an Acquisition Proposal except concurrently with or after such termination unless, and only to the extent that, such other agreements would facilitate the process of providing information to, or conducting discussions or negotiations with, the party submitting such an Acquisition Proposal, such as confidentiality and standstill agreements. The Company shall promptly provide Parent with a copy of any written Acquisition Proposal received and inform Parent on a reasonable basis of the status and content of any discussions with such a third party (provided that the Company shall not be obligated to so provide such information or advise Parent if the Company's Board of Directors determines in good faith, based upon the advice of counsel, that such action may reasonably constitute a breach of its fiduciary duties under applicable law). In no event shall the Company provide non-public information regarding the Retained Business to any third party making an Acquisition Proposal unless such party enters into a confidentiality agreement containing provisions designed to reasonably protect the confidentiality of such information. In the event that following the date hereof the Company enters into a confidentiality agreement with any third party which does not include terms and conditions which are substantially similar to the provisions of Section 7 (the "Standstill Provisions") of the letter agreement, dated as of June 8, 1994, between the Company and Parent (the "Confidentiality Agreement"), then Parent and its affiliates shall be released from their obligations under such Standstill Provisions to the same extent as such third party.

  (b) For purposes of this Agreement, the term "Acquisition Proposal" shall mean any bona fide proposal made by a third party to acquire (i) beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of a majority equity interest in either the Company or the Retained Business pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving either the Company or the Retained Business, including, without limitation, any single or multi-step transaction or series of related transactions which is structured in good faith to permit such third party to acquire beneficial ownership of a majority or greater equity interest in either the Company or the Retained Business or (ii) all or substantially all of the business or assets of either the Company or of the Retained Business (other than the transactions contemplated by this Agreement and the Ancillary Agreements); provided, however, that the term "Acquisition Proposal" shall not include any transactions which relate solely to the businesses to be owned by Spinco and its subsidiaries following the Spin-Off and which do not have a material adverse effect on the consummation of the Offer, the Merger, the Spin-Off or the transactions contemplated hereby.

  Section 6.3. Access to Information.

  (a) Between the date of this Agreement and the Effective Time, during normal business hours, the Company will give Parent and its authorized representatives reasonable access to all offices and other facilities and to all books and records of it and its subsidiaries relating to the Retained Business, will permit Parent to make such inspections as it may reasonably require and will cause its officers and those of its subsidiaries to furnish Parent with (i) such financial and operating data and other information with respect to the Retained Business as Parent may from time to time reasonably request, or (ii) any other financial and operating data which materially impacts the Retained Business. Parent and its authorized representatives will conduct all such inspections in a manner which will minimize any disruptions of the business and operations of the Company and its subsidiaries.

  (b) Parent, the Purchaser and the Company agree that the provisions of the Confidentiality Agreement shall remain binding and in full force and effect (subject, however, to the provisions of Section 6.2(a) hereof) and that the terms of the Confidentiality Agreement are incorporated herein by reference.

  Section 6.4. Best Efforts. Subject to the terms and conditions herein provided and without limitation to the provisions of Section 6.6 hereof, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements (including, without limitation, cooperating in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Proxy Statement, the Form 10 and the Information Statement and any amendments to any thereof, and executing any additional instruments necessary to consummate the transactions contemplated hereby). In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall use their best efforts to take all such necessary action.

  Section 6.5. Consents. Each of the Company, Parent and the Purchaser shall cooperate, and use their respective best efforts, in as timely a manner as is reasonably practicable, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other persons may reasonably request in connection with the foregoing and will provide the other party with copies of all filings made by such party with any governmental entity or any other information supplied by such party to a governmental entity in connection with this Agreement and the transactions contemplated hereby.

  Section 6.6. HSR Filings. (a) In addition to and without limiting the agreements of Parent and the Purchaser contained in Section 6.5 hereof, Parent, the Purchaser and the Company will (i) take promptly all actions necessary to make the filings required of Parent, the Purchaser or any of their affiliates under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information or documentary material received by Parent, the Purchaser or any of their affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and
(iii) cooperate with the Company in connection with any filing of the Company under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement or the Ancillary Agreements commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

  (b) In furtherance and not in limitation of the covenants of Parent and the Purchaser contained in Sections 6.5 and Section 6.6(a) hereof, Parent, the Purchaser and the Company shall each use their best efforts to resolve such objections, if any, as may be asserted with respect to the Offer, the Spin-Off, the Merger or any other transactions contemplated by this Agreement or the Ancillary Agreements under any Antitrust Law (as hereafter defined). If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the Offer, the Spin-Off, the Merger or any other transactions contemplated by this Agreement or the Ancillary Agreements as violative of any Antitrust Law, Parent, the Purchaser and the Company shall each cooperate and use its best efforts vigorously to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (any such decree, judgment, injunction or other order is hereafter referred to as an "Order") that is in effect and that restricts, prevents or prohibits consummation of the Offer, the Spin-Off, the Merger or any other transactions contemplated by this Agreement or the Ancillary Agreements, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative actions. Parent and the Purchaser shall each also use its best efforts to take such action, including, without limitation (but subject to the provisions of paragraph (c) below), agreeing to hold separate or to divest any of the businesses, product lines, or assets of Parent or the Purchaser or any of their affiliates or, following the consummation of the Offer or the Effective Time, of the Company or any of the Retained Subsidiaries, as may be required (a) by the applicable governmental or regulatory authority (including without limitation the Federal Trade Commission, the Antitrust Division of the Department of Justice or any state attorney general) in order to resolve such objections as such governmental or regulatory authority may have to such transactions under such Antitrust Law, or (b) by any domestic or foreign court or other tribunal, in any action or proceeding brought by a private party or governmental or regulatory authority challenging such transactions as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting or reversal of, any Order that has the effect of restricting, preventing or prohibiting the consummation of any such transactions. The entry by a court or other tribunal, in any action or proceeding brought by a private party or governmental or regulatory authority challenging the transactions contemplated hereby as violative of any Antitrust Law, of an Order permitting such transactions, but requiring that any of the businesses, product lines or assets of any of Parent, the Purchaser or any of their affiliates or, following the consummation of the Offer or the Effective Time, of the Company or any of the Retained Subsidiaries be divested or held separate by Parent and the Purchaser, or that would otherwise limit Parent's and the Purchaser's freedom of action with respect to, or their ability to retain, the Company, any Retained Subsidiary or any businesses, product lines or assets thereof or any of Parent's or the Purchaser's or their respective affiliates' other businesses, product lines or assets, shall not be deemed a failure to satisfy any of the conditions specified in Article VII hereof (subject however to the provisions of paragraph (c) below). Notwithstanding the foregoing, the Company shall not be required to divest or hold separate or otherwise take or commit to take any action that, prior to the Effective Time, limits its freedom of action with respect to, or its ability to retain, its subsidiaries or any of their respective businesses, product lines or assets.

  (c) Notwithstanding anything to the contrary contained in this Section 6.6 or in Sections 6.4 or 6.5 hereof, (i) neither Parent nor any of its subsidiaries or affiliates shall be required to agree to divest (A) any of their respective businesses, product lines or assets, if the fair market value of any such businesses, product lines or assets is, as of the date in question, in excess of $10 million (after taking into account the present and future prospects thereof) or (B) following the consummation of the Offer or the Effective Time, any of the businesses, product lines or assets of the Company or any of the Retained Subsidiaries; and (ii) neither Parent nor any of its subsidiaries or affiliates shall be required to take or agree to take any action or agree to any limitation which would materially impair Parent's ability to exercise control over or manage the business and affairs of the Retained Business or materially impair Parent's ability to obtain the other benefits provided by this Agreement in order to obtain termination of the waiting period under the HSR Act.

  (d) Each of the Company, Parent and the Purchaser shall promptly inform the other party of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental or regulatory authority regarding any of the transactions contemplated hereby. Parent and the Purchaser will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which Parent or the Purchaser proposes to make or enter into with the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental or regulatory authority in connection with the transactions contemplated hereby.

  (e) "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

  Section 6.7. Public Announcements. Parent, the Purchaser and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any securities exchange.

  Section 6.8. Employee Agreements. Prior to the Spin-Off, the Company shall use its best efforts to, and shall use its best efforts to cause its subsidiaries to, assign to Spinco or its subsidiaries or terminate all employment agreements with officers of the Company who are not Retained Employees (the "Employment Agreements") and all severance agreements with officers of the Company who are not Retained Employees (the "Severance Agreements"). The parties hereto acknowledge and agree that, whether or not such Employment Agreements and Severance Agreements are so assigned or terminated, all liabilities and obligations under or arising from such Employment Agreements and Severance Agreements shall be deemed to be "Company Liabilities", as such term is defined in the Distribution Agreement, with respect to which Spinco shall indemnify the Company and Parent as provided therein. Parent acknowledges and agrees that the employment agreements and severance agreements with the Retained Employees (as defined in Section 6.9 below) set forth in Section 6.8 of the Disclosure Schedule will be binding and enforceable obligations of the Surviving Corporation, except as the parties thereto may otherwise agree. The parties hereto acknowledge and agree that all liabilities and obligations under or arising from such agreements with the Retained Employees from and after the consummation of the Offer shall be deemed to be "Prescription Liabilities" as such term is defined in the Distribution Agreement, with respect to which the Company shall indemnify Spinco as provided therein.

  Section 6.9. Employee Benefits. Parent hereby agrees as follows:

  (a) For a period of three years following the Effective Time, Parent shall cause the Surviving Corporation and its successors to provide the employees of the Company and its subsidiaries remaining with the Company and the Retained Subsidiaries following the Spin-Off and former employees of the Retained Business (collectively, the "Retained Employees") with employee benefits, programs, policies and arrangements which in the aggregate are no less favorable than those provided by the Company to such Retained Employees immediately prior to the date hereof. With respect to such benefits, programs, policies and arrangements, service accrued by such Retained Employees during employment with the Company and its subsidiaries prior to the Effective Time shall be preserved and maintained for all purposes except to the extent that benefits may be duplicated.

  (b) As soon as practicable following the Effective Time, Spinco shall take all action necessary and appropriate to cause the assets and liabilities of the Company Retirement Plan (the "Retirement Plan") attributable to Retained Employees (other than former employees of the Retained Business) to be transferred, in compliance with Section 414(l) of the Code and the Treasury Regulations applicable thereto and on terms reasonably satisfactory to Parent and the Surviving Corporation, to a comparable defined benefit pension plan sponsored by Parent, the Purchaser or the Surviving Corporation (the "Parent DB Plan") in which such employees are eligible to participate. Following such transfer, Parent, the Purchaser, the Surviving Corporation and the Parent DB Plan (or any successor thereto) shall be solely responsible for all liabilities under the Retirement Plan relating to such Retained Employees.

  (c) The Company and Spinco shall take all action necessary and appropriate to cause the Profit Sharing and Investment Plan, as amended (the "PSIP"), to be assumed by Spinco, effective as of the Effective Time. In connection therewith, all of the indebtedness of the Company (and guarantees made by the Company of indebtedness of the trust established under the PSIP) relating to the unallocated Shares and unallocated shares of Series B ESOP Preferred Stock held by the PSIP shall be assumed by Spinco, effective as of the Effective Time. As soon as practicable after the Effective Time, Spinco shall take all action necessary and appropriate to cause the account balances under the PSIP of Retained Employees (other than former employees of the Retained Business) to be transferred to a defined contribution plan sponsored by Parent, the Purchaser or the Surviving Corporation (the "Parent DC Plan") in which such Retained Employees are eligible to participate. Following such transfer, Parent, the Purchaser, the Surviving Corporation and the Parent DC Plan (or any successor thereto) shall be solely responsible for all liabilities under the PSIP relating to such Retained Employees.

  Section 6.10. Ancillary Agreements; Spin-Off. (a) Simultaneously with the execution hereof, the Company and certain of its subsidiaries are entering into the Distribution Agreement and each of the Additional Agreements. Immediately prior to the Record Date, the Company, Spinco and certain other parties will enter into the Tax Sharing Agreement. The parties thereto may hereafter amend any of the Ancillary Agreements, provided that no such amendment to the Distribution Agreement or any of the Additional Agreements may be made which adversely affects the Retained Business or Spinco's performance of its obligations under such Agreement without the prior written consent of Parent. Subject to Section 3.2 of the Distribution Agreement, the Company shall use its best efforts to consummate as promptly as reasonably practicable the transactions provided for in the Distribution Agreement, including, without limitation, the Spin-Off.

  (b) From and after the Effective Time, Parent shall cause the Surviving Corporation to perform any and all agreements and obligations of the Company set forth in the Ancillary Agreements and in the other agreements contemplated thereby.

  (c) Parent and the Purchaser accept and agree that the form of certificate of incorporation and by-laws of Spinco adopted in contemplation of the Spin-Off shall be as agreed to by the Company and Spinco in their sole discretion, provided that nothing in the charter and by-laws (to the extent such charter and by-laws differ materially from the provisions of the Restated Certificate of Incorporation and By-Laws of the Company as in effect as of the date hereof) shall adversely affect Spinco's performance of its obligations under the Ancillary Agreements.

  (d) If, for any reason, any shares of common stock of Spinco distributed in the Spin-Off are received by Parent or the Purchaser or any of their subsidiaries with respect to Shares acquired by the Purchaser in the Offer or otherwise, then Parent or the Purchaser shall convey, on behalf of the Company, such shares of Spinco to the stockholders of the Company who would have otherwise received such shares of Spinco pursuant to the Distribution Agreement.

  (e) If the Company reasonably determines that the Spin-Off may not be effected without registering the shares of common stock of Spinco to be distributed in the Spin-Off pursuant to the Securities Act, the Company, Parent and the Purchaser, as promptly as practicable, shall use their respective best efforts to cause the shares of Spinco to be registered pursuant to the Securities Act and thereafter effect the Spin-Off in accordance with the terms of the Distribution Agreement including, without limitation, by preparing and filing on an appropriate form a registration statement under the Securities Act covering the shares of Spinco and using their respective best efforts to cause such registration statement to be declared effective and preparing and making such other filings as may be required under applicable state securities laws.

  (f) Parent shall, and shall cause the Surviving Corporation to, treat the Spin-Off for purposes of all federal and state taxes as an integrated transaction with the Offer and the Merger and thus report the Spin-Off as a constructive redemption of a number of Shares equal in value to the value of Spinco at the time of the Spin-Off.

  Section 6.11. Retained Business Financial Statements. The parties hereto acknowledge that Deloitte & Touche is currently auditing a balance sheet, income statement and statement of cash flows of the Retained Business as of and for each of the three fiscal years ended March 31, 1992, March 31, 1993 and March 31, 1994 (the "Retained Business Financial Statements"). The Company hereby agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to assist and otherwise cause Deloitte & Touche to complete the audit of the Retained Business Financial Statements as promptly as reasonably practicable. The Company will pay Deloitte & Touche's fees and expenses for auditing the Retained Business Financial Statements. The Company also agrees to provide to Parent as promptly as reasonably practicable such quarterly unaudited financial information relating to the Retained Business and covering periods following the date hereof as may be prepared by the Company in the ordinary course.

  Section 6.12. Pre-Closing Consultation. Following the date hereof and prior to the Effective Time, the Company shall designate a senior officer of the Company (the "Company Representative") to consult with an officer of Parent designated by Parent (the "Parent Representative") with respect to major business decisions to be made concerning the operation of the Retained Business. Such consultation shall be made on as frequent a basis as may be reasonably requested by Parent. The parties hereto acknowledge and agree that the agreements set forth in this Section 6.12 shall be subject to any restrictions or limitations under applicable law.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

  Section 7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (a) This Agreement shall have been adopted by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with applicable law, if required by applicable law;

  (b) No statute, rule, regulation, order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger;

  (c) Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired;

  (d) The Spin-Off shall have been consummated in all material respects; and

  (e) The Offer shall not have been terminated in accordance with its terms prior to the purchase of any Shares.

  Section 7.2. Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (a) The representations and warranties of Parent and the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time; and

  (b) Each of Parent and the Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.

  Parent and the Purchaser will furnish the Company with such certificates and other documents to evidence the fulfillment of the conditions set forth in this
Section 7.2 as the Company may reasonably request.

  Section 7.3. Conditions to Obligations of Parent and the Purchaser to Effect the Merger. The obligations of Parent and the Purchaser to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (a) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as such time; and

  (b) The Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.

  The Company will furnish Parent and the Purchaser with such certificates and other documents to evidence the fulfillment of the conditions set forth in this
Section 7.3 as Parent or the Purchaser may reasonably request.

  Section 7.4. Exception. The conditions set forth in Section 7.3 hereof shall cease to be conditions to the obligations of the parties if the Purchaser shall have accepted for payment and paid for Shares validly tendered pursuant to the Offer, provided that the terms of this exception will be deemed satisfied if the Purchaser fails to accept for payment any Shares pursuant to the Offer in violation of the terms thereof.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

  Section 8.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the stockholders of the Company, but prior to the Effective Time:

  (a) by mutual written consent of Parent, the Purchaser and the Company;

  (b) by either Parent, on the one hand, or the Company, on the other hand, if the Offer shall expire or have been terminated in accordance with its terms without any Shares being purchased thereunder, or the Purchaser shall not have accepted for payment or paid for Shares validly tendered pursuant to the Offer prior to December 31, 1994;

  (c) by Parent, on the one hand, or the Company, on the other hand, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

  (d) by the Company if, prior to the purchase of Shares pursuant to the Offer,
(i) a third party shall have made an Acquisition Proposal and the Board of Directors of the Company determines in good faith, based upon the advice of counsel, that the failure to pursue such Acquisition Proposal may reasonably constitute a breach of its fiduciary duties under applicable law (provided that such termination under this Section 8.1(d) shall not be effective until payment of the fee required by Section 8.3(a) hereof), or (ii)(A) other than in response to an Acquisition Proposal, the Board of Directors of the Company determines in good faith, based upon the advice of counsel, that the failure to so terminate this Agreement would present a substantial likelihood of a breach of its fiduciary duties under applicable law and (B) the Company notifies Parent of such determination of its Board of Directors at least 30 days prior to the date of any such termination (provided that such termination shall not be effective until payment of the fee referred to in Section 8.3(d) hereof); or

  (e) by Parent prior to the purchase of Shares pursuant to the Offer, if the Company or its Board of Directors shall have (i) withdrawn (including by amendment of the Schedule 14D-9) its recommendation to the Company's stockholders of the Offer, this Agreement or the Merger or shall have recommended to the Company's stockholders that they accept the terms of a Third Party Acquisition (as defined below), or (ii) a Third Party Acquisition shall have occurred (provided that any termination under clauses (i) or (ii) of this Section 8.1(e) shall not relieve the Company of its fee obligations under
Section 8.3(b) hereof).

Notwithstanding anything to the contrary contained in this Section 8.1, in the event that the Designated Directors (as defined in Section 8.4 hereof) constitute in their entirety a majority of the Company's Board of Directors, the Company shall not be permitted to terminate, or consent to the termination of, this Agreement without the approval of a majority of the Continuing Directors (as defined in Section 8.4 hereof) if at the time thereof there shall be any Continuing Directors.

  Section 8.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of Sections 6.3(b), 8.3, 9.3 and 9.11 hereof. Nothing contained in this Section 8.2 shall relieve any party from liability for any willful breach of this Agreement.

  Section 8.3. Fees and Expenses. (a) If the Company terminates this Agreement pursuant to Section 8.1(d)(i) hereof, the Company shall, simultaneously with such termination, pay to Parent a fee, in cash, of $100 million.

  (b) If Parent terminates this Agreement pursuant to Section 8.1(e) hereof and prior to such termination or within nine months thereafter, a Third Party Acquisition is consummated involving any entity or group (other than Parent and the Purchaser or any affiliate thereof) which is a Higher Offer (as defined below), then the Company shall, on the date of such termination or consummation (whichever is later) or, if later, the date of the determination contemplated pursuant to Section 8.3(e) hereof, pay to Parent a fee, in cash, of $100 million.

  (c) If the Company or Parent terminates this Agreement for any reason other than the bases for terminating this Agreement under Sections 8.1(a), (d)(i) or
(e) hereof (unless Parent or the Purchaser shall at the time of such termination be in material breach, other than a breach which is curable, and which Parent and the Purchaser are using their best efforts to cure) and prior to or within nine months after the date of such termination a Third Party Acquisition is consummated involving any entity or group (other than Parent and the Purchaser or any affiliate thereof) which is a Higher Offer, then the Company shall, on the date of such termination or consummation (whichever is later) or, if later, the date of the determination contemplated pursuant to
Section 8.3(e) hereof, pay to Parent a fee, in cash, of $100 million (subject to the proviso in the last sentence of Section 8.3(g)).

  (d) If the Company terminates this Agreement pursuant to Section 8.1(d)(ii) hereof (unless Parent or the Purchaser shall at the time of such termination be in material breach, other than a breach which is curable, and which Parent and the Purchaser are using their best efforts to cure) the Company shall, simultaneously with such termination, pay to Parent a fee, in cash, of $40 million.

  (e) As used herein, the term "Third Party Acquisition" means the occurrence of any of the following events (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) or entity other than Parent, the Purchaser or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 50% of the total assets of the Company and its subsidiaries, taken as a whole, or of 50% or more of the total assets of the Retained Business; or (iii) the acquisition by a Third Party of 50% or more of the outstanding Shares, or 50% or more of the equity interest in, or the voting power with respect to the election of directors of, the Retained Business. As used herein, the term "Higher Offer" means any Third Party Acquisition which reflects a higher value for the Retained Business than the value being provided by Parent pursuant to the Offer, the Merger and the Additional Agreements. In valuing such a Third Party Acquisition, due regard shall be given to the value to the Company or its stockholders of any additional arrangements involved in such Third Party Acquisition. In the first instance, such determination shall be made by the Company's Board of Directors prior to consummation of such Third Party Acquisition, and written notice of such determination shall be provided promptly to Parent. In the event that Parent objects to the Company's determination as to whether a Third Party Acquisition is a Higher Offer, Parent shall so notify the Company in writing within 20 days of receipt of such notice. If the parties are unable to resolve such dispute within 20 days of the Company's receipt of such notice from Parent, the financial advisors of each of the Company and Parent shall jointly select a third, independent and nationally-recognized investment banking firm (the "IB"). The IB shall thereupon determine as promptly as practicable whether or not the Third Party Acquisition constitutes a Higher Offer, taking into account all relevant facts and circumstances. The parties hereto agree to cooperate with the IB (including, without limitation, providing the IB with full access to all such information which the IB deems relevant and which the IB agrees to keep confidential) to the extent reasonably requested by the IB. The fees and expenses incurred by the IB shall be shared equally by the Company and Parent. The determination of the IB shall be final and binding upon the parties hereto. In the event that the IB determines that the Third

Party Acquisition constitutes a Higher Offer, the Company shall pay to Parent the $100 million cash fee referred to above within five business days following the date of such determination.

  (f) Except as specifically provided in this Section 8.3 and except as otherwise specifically provided in the Distribution Agreement, each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

  (g) Notwithstanding anything to the contrary contained in this Agreement, upon payment by the Company of the fees and expenses referred to in this
Section 8.3, the Company shall be released from all liability hereunder, including any liability for any claims by Parent, the Purchaser or any of their affiliates based upon or arising out of any breach of this Agreement or any Ancillary Agreement. In no event shall the Company be required to pay more than one fee pursuant to this Section 8.3, provided that if the Company shall have paid the $40 million fee contemplated by Section 8.3(d) hereof and a $100 million fee shall otherwise become payable pursuant to this Section 8.3, the Company shall pay Parent at that time $60 million.

  Section 8.4. Amendment. This Agreement may be amended by action taken by the Company, Parent and the Purchaser at any time before or after adoption of the Merger by the stockholders of the Company, if any; provided that (x) in the event that any persons designated by Parent pursuant to Section 1.4 hereof (such directors are hereinafter referred to as the "Designated Directors") constitute in their entirety a majority of the Company's Board of Directors, no amendment shall be made which decreases the cash price per Share or which adversely affects the rights of the Company's stockholders hereunder without the approval of a majority of the Continuing Directors (as hereafter defined) if at the time there shall be any Continuing Directors and (b) after the date of adoption of the Merger by the stockholders of the Company, no amendment shall be made which decreases the cash price per Share or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties. For purposes hereof, the term "Continuing Director" shall mean (a) any member of the Board of Directors of the Company as of the date hereof, (b) any member of the Board of Directors of the Company who is unaffiliated with, and not a Designated Director or other nominee of, Parent or the Purchaser or their respective subsidiaries, and (c) any successor of a Continuing Director who is (i) unaffiliated with, and not a Designated Director or other nominee of, Parent or the Purchaser or their respective subsidiaries and (ii) recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors.

  Section 8.5. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other parties hereto contained herein; provided that (x) in the event that any Designated Directors constitute in their entirety a majority of the Company's Board of Directors, no extensions or waivers shall be made which adversely affect the rights of the Company's stockholders hereunder without the approval of a majority of the Continuing Directors if at the time there shall be any Continuing Directors and
(y) after the date of adoption of the Merger by the stockholders of the Company, no extensions or waivers shall be made which adversely affect the rights of the Company's stockholders hereunder without the approval of such stockholders. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                                 MISCELLANEOUS

  Section 9.1. Survival. Except as otherwise expressly set forth in the Distribution Agreement, the representations, warranties, covenants and agreements made herein shall not survive beyond the Effective Time; provided that the covenants and agreements contained in Sections 2.7, 2.8, 2.10, 3.1, 3.2, 6.3(b), 6.4, 6.5, 6.6, 6.8, 6.9, 6.10, 8.2, 8.3, 8.4, 8.5, 9.3, 9.5 and
9.11 hereof shall survive beyond the Effective Time without limitation.

  Section 9.2. Entire Agreement. Except for the provisions of the Confidentiality Agreement which shall continue in full force and effect, this Agreement (including the schedules and exhibits and the agreements and other documents referred to herein, including, without limitation, the Ancillary Agreements) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior negotiations, commitments, agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

  Section 9.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts law) as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedies.

  Section 9.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) If to the Company, to:

    McKesson Corporation
    One Post Street
    San Francisco, California 94104
    Telephone: (415) 983-8300
    Telecopy No.: (415) 983-8826
    Attention: Ivan D. Meyerson, Esq.

  with a copy to:
    Skadden, Arps, Slate, Meagher & Flom
    919 Third Avenue
    New York, New York 10022
    Telephone: (212) 735-3000
    Telecopy No.: (212) 735-2001
    Attention: Peter Allan Atkins, Esq.

  (b) If to Parent or the Purchaser, to:

    Eli Lilly and Company
    Lilly Corporate Center
    Indianapolis, Indiana 46285
    Telephone: (317) 276-2000
    Telecopy No.: (317) 276-9152
    Attention: General Counsel
  with a copy to:

    Dewey Ballantine
    1301 Avenue of the Americas
    New York, New York 10019
    Telephone: (212) 259-8000
    Telecopy No.: (212) 259-6333
    Attention: Bernard E. Kury, Esq.

  Section 9.5. Successors and Assigns; No Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party; provided that Parent may assign its rights and obligations or those of the Purchaser to Parent or any subsidiary of Parent, but no such assignment shall relieve Parent or the Purchaser, as the case may be, of its obligations hereunder. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except for Sections 2.7, 2.8, 2.10, 6.8 and 6.10 hereof nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

  Section 9.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

  Section 9.7. Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

  Section 9.8. Schedules. The Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

  Section 9.9. Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  Section 9.10. Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court sitting in Wilmington, Delaware. The parties hereto consent to personal jurisdiction in any such action brought in any state or federal court sitting in Wilmington, Delaware and to service of process upon it in the manner set forth in Section 9.4 hereof.

  Section 9.11. Brokerage Fees and Commissions. Except as previously disclosed in writing, the Company hereby represents and warrants to Parent with respect to the Company, and Parent hereby represents and warrants to the Company with respect to Parent and the Purchaser, that no person or entity is entitled to receive from the Company or Parent and the Purchaser, respectively, any investment banking, brokerage or finder's fee or fees for financial consulting or advisory services in connection with this Agreement or any of the transactions contemplated hereby.

  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                          MCKESSON CORPORATION

                                                 /s/ Garret Scholz
                                          By:
                                             --------------------------
                                             Name: Garret Scholz
                                             Title: Vice President-Finance

Attest:

    /s/ Arthur Chong
- -------------------------

                                          ELI LILLY AND COMPANY

                                               /s/ Randall L. Tobias
                                          By:
                                             --------------------------
                                             Name: Randall L. Tobias
                                             Title: Chairman and Chief
                                                  Executive Officer

Attest:

/s/ Daniel P. Carmichael
- -------------------------

                                          ECO ACQUISITION CORPORATION

                                              /s/ Charles E. Schalliol
                                          By:
                                             --------------------------
                                             Name: Charles E. Schalliol
                                             Title: President

Attest:

/s/ Daniel P. Carmichael
- -------------------------

                                                                       EXHIBIT F

                            CONDITIONS OF THE OFFER

  Notwithstanding any other provision of the Offer, the Purchaser shall not be required to purchase any Shares tendered, and may terminate the Offer, if (i) immediately prior to the expiration of the Offer (as extended in accordance with the terms of the Offer), (A) any applicable waiting period under the HSR Act shall not have expired or been terminated, (B) the record date for the distribution of shares of Spinco Common Stock to stockholders of the Company pursuant to the Distribution Agreement shall not have been set by the Company's Board of Directors, or (C) the number of Shares validly tendered and not withdrawn which, when added to the Shares then beneficially owned by the Parent and its affiliates, does not constitute a majority of the Shares outstanding and representing a majority of the voting power of the Shares outstanding on a fully diluted basis on the date of purchase, or (ii) on or after July 10, 1994 and prior to the acceptance for payment of Shares, any of the following events shall occur:

    (a) any of the representations or warranties of the Company contained in the Merger Agreement shall not have been true and correct at the date when made or (except for those representations and warranties made as of a particular date which need only be true and correct as of such date) shall cease to be true and correct at any time prior to consummation of the Offer, except where the failure to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect; provided that, if any such failure to be so true and correct is curable by the Company through the exercise of its best efforts and for so long as the Company continues to use such best efforts, the Purchaser may not terminate the Offer under this subsection (a); or

    (b) the Company shall have breached any of its covenants or agreements contained in the Merger Agreement, except for any such breaches that, individually or in the aggregate, would not have a Material Adverse Effect; provided that, if any such breach is curable by the Company through the exercise of its best efforts and for so long as the Company continues to use such best efforts, the Purchaser may not terminate the Offer under this subsection (b); or

    (c) there shall be any statute, rule regulation, decree, order or injunction promulgated, enacted, entered or enforced, or any legal or administrative proceeding initiated by any United States federal or state government, governmental authority or court which would (i) prohibit the Purchaser from consummating the Offer, the Merger or the Spin-Off, (ii) impose any material adverse limitation on the ability of Parent to exercise full rights of ownership of the Shares or to control the Retained Business, or (iii) have a Material Adverse Effect (provided that the provisions of this clause (iii) shall only apply in the event of any statute, rule, regulation, decree, order or injunction (A) which is enacted or entered into following the date of the Merger Agreement and (B) the substantive provisions of which were initially proposed for enactment following the date of the Merger Agreement); or

    (d) there shall have been any damage or destruction affecting the facilities or properties (tangible or intangible) owned or used by the Retained Business, which would result in a Material Adverse Effect; provided that, if any such damage or destruction is curable by the Company through the exercise of its best efforts and for so long as the Company continues to use such best efforts, the Purchaser may not terminate the Offer under this subsection (d); or

    (e) there shall have occurred (i) any general suspension of trading in securities on the New York Stock Exchange, Inc., (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) a commencement of a war or armed hostilities involving the United States, which in the case of any of the foregoing clauses (i), (ii) or (iii) would have a Material Adverse Effect; or

    (f) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) has become the beneficial owner (as that term is defined in Rule 13d-3 promulgated under the Exchange Act) of more than thirty percent (30%) of the Shares outstanding on a fully diluted basis, or has been granted any option or right, conditional or otherwise, to acquire or vote more than thirty percent (30%) of the Shares; or

    (g) the Merger Agreement shall have been terminated in accordance with its terms.

  The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to such conditions, or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion; provided that the conditions set forth in clauses (i)(A), (B) and (C) or (ii)(g) above may be waived or modified only by mutual consent of the Purchaser and the Company.

                                      F-2